Exhibit 107
Calculation of Filing Fee Tables

Form S-1
(Form Type)

Lifeward Ltd.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares	457(c)	1,927,274 (1)	$1.3425(2)	$2,587,365.35	$0.00015310	$396.13
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—		—
	Total Offering Amounts					$2,587,365.35		$396.13
	Total Fees Previously Paid					—		$0
	Total Fee Offsets					—		$0
	Net Fee Due							$396.13

(1)
The ordinary shares, par value NIS 1.75 per share (the “Ordinary Shares”), of Lifeward Ltd. (the “Registrant”) will be offered for resale by the selling shareholders pursuant to the prospectus contained in the registration statement to which this exhibit is attached. The registration statement registers the resale of 1,927,274 the Registrant’s Ordinary Shares issuable upon the exercise of outstanding warrants. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of the Registrant’s Ordinary Shares, which may become issuable by reason of any share dividend, share split or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding Ordinary Shares.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Registrant’s Ordinary Shares as reported on the Nasdaq Capital Market on February 4, 2025.